Exhibit 11

                   K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                    (In Thousands, Except Per Share Amounts)

                For the years ended June 30, 1995, 1994 and 1993


                                                         1995       1994     1993
Primary earnings per share --

Weighted average number of issued shares outstanding     3,711     3,680    3,627

Effect of:

  Stock Incentive Plan                                      --       142      106

Shares outstanding used to compute
  primary earnings per share                             3,711     3,822    3,733

Net Income(Loss)                                       $(2,483)   $  376   $2,701

Primary earnings per share                             $  (.67)   $  .10   $  .72

Fully diluted earnings per share --

Weighted average number of shares used
  for primary earnings per share                         3,711     3,822    3,733

Effect of:

  Stock Incentive Plan                                      --        --       20

Shares outstanding used to compute
  fully diluted earnings per share                       3,711     3,822    3,753

Net Income                                             $(2,483)   $  376   $2,701

Fully diluted earnings per share                       $  (.67)   $  .10   $  .72
